Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity IX, L.P.

Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]

Date of Event Requiring Statement:	September 27, 2018

Explanation of Responses:

(1)         This Form 4 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus IX GP L.P., a Delaware limited partnership (“WP IX GP”), is the general partner of WP IX. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X”), is the general partner of each of Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), and Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”). Warburg Pincus X GP, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X. WPP GP LLC, a Delaware limited liability company (“WPP”), is the general partner of WP IX GP and WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP GP Partners”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP GP Partners (WP X O&G, WP X, WP X Partners, WP X GP, WPP, WP IX GP, WP IX, WP Partners, WP GP Partners, and WP, collectively, the “Warburg Pincus Reporting Persons”).

(2)         WP X Partners was an existing shareholder of the Company prior to the sale by WP IX reported hereunder (the “Sale”) and currently owns 1,291,411 shares of Common Stock of the Company.

(3)         WP X O&G was an existing shareholder of the Company prior to the Sale and currently owns 40,163,657 shares of Common Stock of the Company.

(4)         By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Warburg Pincus Reporting Persons and certain affiliates may be deemed to be beneficial owners of 51,170,146 shares of Common Stock of the Company held collectively by WP X O&G, WP X Partners and WP IX.

Due to the limitations on the number of Reporting Persons allowed on Form 4, Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and manager of each of WP X O&G, WP X Partners and WP IX, and certain other affiliated funds, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, reports such beneficial ownership on a separate Form 4.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WP IX, WP X O&G and WP X Partners, herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.